Exhibit 10.22

AGREEMENT

between

SMART & FINAL FOODSERVICE DISTRIBUTORS

and

FOOD DISTRIBUTORS EMPLOYEES ASSOCIATION

 (JUNE 5, 2002 THROUGH JUNE 5, 2006)

ARTICLES OF AGREEMENT

     THIS AGREEMENT made and entered into, by, and between Smart & Final Foodservice Distributors, hereafter referred to as the “Company” and the FOOD DISTRIBUTORS EMPLOYEES ASSOCIATION, hereafter referred to as the “Association”. This agreement between the Company and the Association recognizes the inclusion of the Davis Lay Produce distribution associates.
     It is mutually agreed the Company’s obligation to operate its business profitably and to fulfill its obligation to its associates should not be obstructed by disputes between the Company and the associates.
     It is therefore the intent of the parties hereto, to set forth herein, their agreements with respect to rates of pay, hours of work, and conditions of employment to be observed by the Company and the associates covered by this Agreement to provide procedures for equitable adjustments of grievances, to prevent interruptions of work, work stoppages, slow downs, or other interference’s with the work of the Company during the life of the Agreement, and to promote harmonious relations between the Company and the associates.

ARTICLE 1	RECOGNITION

Section 1

The Company hereby recognizes the Association as the exclusive bargaining representative for warehouse and transportation associates employed out of the Stockton facility and service areas handled by the Stockton facility.  The Company will offer Associates the opportunity to transfer with credit for years of service should the facility be relocated during the term of this agreement.  Furthermore, the Collective Bargaining Agreement will continue to be in effect if any relocation is within 90 miles of the Stockton facility.

Section 2

Current management policy directives of the Company shall be applicable to associates covered by the Agreement except to the extent such directives conflict with any provisions in this Agreement.  Should the current management directives be modified, added to or deleted from, the Company will give seventy – two (72) hours notice of such action to the Association and provide the Association with an opportunity to meet and confer concerning such changes. The Company agrees to notify the Executive Board of the Association within twenty-four (24) hours, prior to the seventy-two (72) hours notice to meet and confer regarding major work related issues affecting Association employees such as work rules, work hours and/or work schedule.

Section 3

If a majority of the assets or majority of the stock of the Company is sold to a purchaser which is not affiliated with Smart & Final, Inc., the Company will obtain agreement of the purchaser to assume the Company’s obligations under this Agreement.  In addition, the Company will consider severance pay for any full-time associates who are not offered employment by the purchaser.

ARTICLE II	HOURS OF WORK

Section 1

A workday is defined as a twenty-four (24) consecutive hour period beginning with the start-time for each respective shift.  The workday shall be eight (8), ten (10), or thirteen (13) continuous hours interrupted by a non-paid lunch break of not less than one- half (1/2) hour taken at approximately the middle of the scheduled shift.  A workweek is defined as seven (7) consecutive workdays beginning at the same time each calendar week.  The normal workweek consists of five (5) 8 hour days, four (4) 10 hour days, three (3) 13 hour days of work or any combination thereof that would guarantee 39 or 40 hours.

Lunch Periods - 8 or 10 hour day = 1 - 30 minute lunch break 13 hour day = 1 - 30 minute lunch break.

Section 2	For warehouse associates, a rest period of 15 minutes is allowed in each half of the associate’s regular work shift.

Section 3

The Company has the right to add additional shifts, or eliminate shifts and change working schedules.  The Company agrees it shall discuss changes with the Association in advance of a least seventy-two (72) hours prior to any changes except that routing changes may occur on a daily basis. The Company and Association must meet and approve any new bid procedures prior to its implementation.

Section 4

The Association recognizes, due to the nature of their duties, certain associates must be scheduled to start prior to or after the  normal work shifts. In respect to seniority, when hours of work and days off change for more than two (2) weeks, jobs must be posted as a new bid unless mutually agreed otherwise. (refer to Article XVIII, Section 7)

Section 5

All full-time associates who report for and complete all regularly scheduled work in the workweek will be guaranteed 39 or 40 hours.  Associates will receive a bid schedule defining a regular work week.

Section 6	Where an associate is scheduled for five (5) eight (8) hour days, overtime will begin after eight (8) hours worked in the workday, or after forty (40) hours worked in the workweek.

Section 7	Where an associate is scheduled for four (4) ten (10) hour days overtime will begin after ten (10) hours worked in the workday, or after forty (40) hours worked in the workweek.

Section 8	Where an associate is scheduled for three (3) thirteen (13) hour days, overtime will begin after thirteen (13) hours worked in the workday, or after thirty-nine (39) hours worked in the workweek.

Section 9

In order to qualify for overtime pay on an unscheduled work day, an associate must complete all regularly scheduled work for the week before receiving the overtime rate of pay.  Paid holidays, vacation and sick days (paid time-off) will be part of the scheduled week if time off taken occurs during the regular work schedule.  Associates who are involuntarily relieved of regularly scheduled work are eligible for the overtime rate of pay when working an unscheduled work day.  Associates must be notified of daily overtime work no later than the last break period, at least two (2) hours, prior to the end of the regular shift.

ARTICLE III	REPORTING TIME PAY

Section 1

Each workday an associate reports for work as required, but is not put to work or is furnished less than one-half of the associate’s usual or scheduled day’s work, the Associate shall be paid for half the usual or scheduled day’s work, but in no event for less than four (4) hours, at the associate’s regular rate of pay.

(When an associate reports for 5/8’s, he/she shall be paid no less than half of his/her regular scheduled day – four (4) hours. When an associate reports for 4/10’s he/she shall be paid no less than half his/her regular scheduled day – five (5) hours.  When an associate reports for 3/13’s, he/she shall be paid no less than half of his/her regular scheduled day – six and a half (6.5) hours.)

ARTICLE IV	GRIEVANCES

Section 1

It is the desire and agreement of the parties to this Agreement that any dispute or grievance which might arise concerning the interpretation or application of this Agreement be decided pursuant to the below grievance procedure.

Section 2

The Company has ten (10) working days to take action against an associate from the day of the incident.  The associate may file a grievance within ten (10) working days after the Company takes action.  A grievance based on discharge must be filed within seven (7) days after the Company action.  The Executive Board of the Association must be notified within twenty-four (24) hours of the associate’s discharge.  To resolve such grievances, it is hereby agreed that for the life of this Agreement, a Grievance Board shall be created consisting of four (4) members, two (2) members to be appointed by the Association and two (2) members to be appointed by the Company.  A majority vote of all members of the Board shall be necessary for any action.  Any action of the Board taken upon a grievance shall be final and binding on all parties concerned with the grievance.

Section 3

If the majority of the Board does not agree upon the matter submitted to it twenty-four (24) hours after final submission, the Board may call in a fifth (5th) person acceptable to the majority of the Board, such fifth (5th) person being called an Arbitrator.  Both parties also agree to a forty-five (45) day period following the two-on-two grievance board to select an arbitrator.  The Arbitrator shall resolve the grievance, and such resolution shall be final and binding upon all parties concerned with the grievance.  Losing party shall be responsible for any fees of the arbitrator.

ARTICLE V	PAYDAYS

Section 1	All associates shall be paid their wages in full each week on designated paydays.

Section 2

Should there be an acknowledged Company error over $100 on an associate’s paycheck, associate will be paid within twenty-four (24) hours if requested.  Any acknowledge Company error under $100 will be paid the next scheduled pay period.  If a pay correction is not made by the next scheduled pay period, the associate will receive a manual check within twenty-four (24) hours.

ARTICLE VI	CLASSIFICATIONS AND WAGES

Section 1	Classifications and wage rates are set forth hereafter in Exhibit “A” attached hereto and by reference made a part hereof, and are effective hours worked on and after the dates shown thereon.

Section 2

A regular full-time associate is one who is designated as such by the Company, and is regularly scheduled to work a minimum of forty (40) hours a week, or a minimum of thirty-nine (39) hours for associates regularly scheduled to work a three (3) thirteen (13) hour day/ workweek.

Section 3

A regular part-time associate is one who is designated as such by the Company, and is under normal operating conditions, regularly scheduled to work less than a thirty-two (32) hour workweek. Part time associates may be required to work more than thirty-two (32) hours in a week in order to meet the Company’s operating needs.  The Company will ensure that a part-time associate works no more than 1,664 hours during an entire year.  If any part-time associate works more than 1,664 hours during a year, then the next part-time associate in seniority will be promoted to full-time status.Year is defined as January 1 through December 31.

Section 4

No more than twenty-five percent (25%) of the warehouse will be made up of regularly scheduled part-time associates.  Newly hired part-time associates will not be counted in this ratio until training is complete.  The training period is 90 days.  A maximum of five (5) newly hired part time associates will be placed on each shift.  It is understood that this number may be modified with the agreement of both the Company and the Association.

Section 5	No more than fifteen percent (15%) of the driver group will be made up of regularly scheduled part-time associates.

Section 6	All handling, movement and distribution of product to be done by Association members only.

ARTICLE VII	SENIORITY

Section 1

In the case of a reduction of force due to slackness of work, part time associates will be laid off before any full-time associates will be laid off.  The last part-time associate hired shall be the first associate laid off, and in rehiring the last part-time associate laid off will be the first associate rehired.

Section 2	Preference in the selection of overtime, vacation periods, bidding, start-time and days off will be based upon seniority. Start times within windows of three (3) hours will be considered a shift.

Section 3

Seniority is defined as the period of time from the date of hire as a full time Association member.  Employment probationary period is ninety (90) consecutive days for new hire full-time associates.  All part-time associates are on a permanent probationary status.

Section 4	Seniority shall be broken by discharge for cause, resignation, or six (6) consecutive months of unemployment, excluding Workers Compensation cases.

Section 5	A leave of absence granted by the Company (in writing) shall not interrupt continuity of employment or be considered a break in seniority.

Section 6

To be a regular full time associate and receive benefits, an associate hired to fill a regular full time associate position must satisfactorily complete ninety (90) consecutive days as a regular associate.  An Associate moving from part time to full time associate status must satisfactorily complete thirty (30) consecutive days in full-time status and not less than ninety (90) consecutive days of total service as an associate with the Company to receive benefits.The Executive Board of the Association must be notified within twenty-four (24) hours after a part-time associate becomes a full-time Association member.

Section 7

A no over-time list for the warehouse will be created each calendar quarter.  Up to 10% of each shift may sign-up for the no over-time status and will be filled by seniority.  It will be up to the associates on the no over-time list to accept or deny daily or weekly over-time.  It is understood that the Company can use part-time associates to fill-in when needed to cover unexpected business demands, however, full time associates will be asked to perform overtime first.

ARTICLE VIII	INSURANCE BENEFITS - LIFE, MEDICAL, DENTAL, VISION

Section 1

The Company will provide its insurance plans for regular full-time associates and their dependents with no increase in associate contribution until June 5, 2003.  Effective June 5, 2003, associates contribute 15% of the premium cost for HMO Medical, Dental and Vision Plans (limited to an 8% annual cap) as follows:

	June 5, 2003		June 5, 2004		June 5, 2005		June 5, 2006

Single	$7.81	/wk	$8.44	/wk	$9.12	/wk	$10.48	/wk
Associate +1	$16.31	/wk	$17.62	/wk	$19.03	/wk	$20.55	/wk
Associate +2 or more:	$23.90	/wk	$25.81	/wk	$27.87	/wk	$30.10	/wk

Associates who waive health benefits coverage will be reimbursed equal to the weekly contribution.  Associate must provide proof of insurance coverage to receive reimbursement

PPO Medical plans also will not increase in associate contribution until June 5, 2003.  PPO plan participants will then contribute 15% premium cost sharing subject to a maximum increase of no more than 8% per year.

The Company will increase company-paid life insurance to two times salary effective January 1, 2004.

ARTICLE IX	RETIREMENT BENEFITS

Section 1	The Company will match a minimum of 75% of an associate’s elective deferral contribution to Company’s 401(k) Plan up to, but not exceeding 6% of the associate’s compensation.

ARTICLE X	HOLI DAY PAY

Section 1	Paid holidays shall be New Years Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Christmas Day and four (4) floating holidays.

In order to be entitled to holiday pay, an associate must work his/her full scheduled workday immediately preceding and immediately following the holiday except for excusable absences such as illness, or injury.  A Doctors’ note will be required to qualify for holiday pay based on illness.  In addition, all floating holidays must be used each calendar year.

Section 2

Regular full-time associates shall be received holiday pay as follows: Each regular eight (8) hour associate will be granted eight (8) hours pay  and each regular ten (10) hour associate will be granted ten (10) hours pay for each paid holiday and each regular thirteen (13) hour associate will receive thirteen (13) hours of pay if the holiday falls on a regularly scheduled workday.  If the holiday falls on an unscheduled work day the associate will receive eight (8) hours of straight paid time.

Section 3

In addition to the holiday pay specified in Section 2, an associate working on a paid holiday shall receive time and one-half (1/2) for all hours worked on such paid holiday.  Paid holiday ends at 12:00 (midnight), the remaining shift is paid on straight time pay.

Section 4

If during a holiday week, full time associates are required to work an additional day (other than a regularly scheduled day), such work shall be compensated at one time plus one-half (1.5) for all hours worked on that day as long as the associate completed all regularly scheduled work for the holiday work week. All paid time-off available (vacation, sick, holidays) will apply to a regularly scheduled work week.  Associates who are involuntarily relieved of regularly scheduled work are eligible for the overtime rate of pay when working an unscheduled work day.”  (Refer to Article II, Section 9)

Section 5	If a holiday falls during a thirty (30) day period following an associate’s absence from work due to illness or disability, such associate shall receive full pay for the holiday.

Section 6	Floating holiday bidding for four (4) holiday floaters will begin in December of the previous year.

Section 7

The number of paid holidays shall not decrease during the length of this agreement.  Adding additional holidays will be controlled by corporate Smart & Final in Los Angeles.  The Company will immediately modify the holiday policy when such changes are made at the corporate level.

ARTICLE XI	VACATIONS

Section 1

Each regular full time associate during their first year of employment will accrue vacation at the rate of one week per year up to a maximum accrual of one week.  No vacation may be taken until January 1st of the year following commencement of employment or full-time status.

Section 2

Each regular full time associate who has been employed one to four years shall accrue vacation at the rate of two weeks per year to a maximum accrual of four weeks vacation.  Once the maximum accrual is reached, no more vacation will be accrued until the associate takes vacation and the accrued vacation falls below the maximum accrual.

Section 3

Each regular full time associate who has been employed five (5) through twelve (12) years shall accrue vacation at the rate of three (3) weeks per year up to a maximum accrual of six (6) weeks vacation. Once the maximum accrual is reached, no more vacation will be accrued until the associate takes the vacation and the accrued vacation falls below the maximum accrual.

Section 4

Each regular full time associate who has been employed thirteen (13) years through seventeen (17) years shall accrue vacation at the rate of four weeks per year up to a maximum accrual of eight (8) weeks vacation.  Once the maximum accrual is reached, no more vacation shall be accrued until the associate takes the vacation and the accrued vacation falls below the maximum accrual.

Section 5

Each regular full time associate who has been employed eighteen (18) years or more shall accrue vacation at the rate of five weeks per year up to a maximum accrual of ten weeks vacation.  Once the maximum accrual is reached, no more vacation will be accrued until the associate takes the vacation and the accrued vacation falls below the maximum accrual.

Section 6

As of January 1 of any year, an Associate may take the amount of vacation the associate will be entitled to as of the associate’s next date, even if the associate’s actual accrued vacation is less than the amount that would be accrued as of the anniversary date.  However, the associate’s vacation accrual will be debited for the amount of vacation taken in excess of actually accrued vacation and subsequent accruals will be applied to the debited vacation until it has been repaid.

Section 7

Continuity of service for the purpose of receiving full vacation benefits, as set forth above, shall not be considered broken because of illness, disability, or layoffs, provided such absences do not exceed ninety (90) working days per year.

Section 8	When a recognized holiday falls within an associate’s paid vacation, such associate shall receive an additional day’s pay.

Section 9	Any regular full time associate who resigns or is terminated shall receive his/her accrued vacation as of the date of the termination of employment.

Section 10	Vacations will be scheduled by considering length of service. Ten (10) percent of the shift can be scheduled for vacation at one time.

Section 11	Commencing April 2, 2000 each regular full-time Associate may annually bid one week of vacation in one (1) day increments. All remaining vacation must be taken in forty (40) hour increments.

Section 12	Vacation bidding will begin in December of the previous year.

Section 13

The weeks of paid vacations shall not decrease during the length of this agreement.  Adding additional weeks will be controlled by corporate Smart & Final in Los Angeles.  The company will immediately modify the vacation policy when such changes are made at the corporate level.

ARTICLE XII	SICK/PERSONAL NECESSITY LEAVE

Section 1

Regular associates covered by the Agreement, who have been continuously employed by the Company for a period of a least one (1) year, shall thereafter be entitled to forty (40) straight-time hours of sick and/or personal necessity leave with pay per year of continuous employment

1.

Commencing July 23, 2000 up to five (5) days of unused sick leave benefits in any one (1) year may be paid to each regular full-time associate.  This time shall be paid on the associate’s anniversary date at a pay rate based on his/her straight-time hourly rate in effect on such anniversary date.  Should an associate choose not to exercise the annual sick pay-out, unused sick leave benefits in any one (1) year shall accumulate from year to year up to a maximum thirty-five (35) eight (8) hour days or two hundred-eighty (280) hours.  Unused sick leave accumulated in excess of thirty-five (35) days (280 hours) shall be paid on the associate’s anniversary date up to a maximum of five (5) days based upon his/her straight-time hourly rate in effect on such anniversary date.  In the event an associate should leave the company (termination or voluntary), any unused sick time shall be paid out at a pay rate based upon his/her straight-time hourly rate in effect at the time of separation.

2.

Sick benefit allowance for bona fide illness or accident will commence with the first working day’s absence.  Where workman’s compensation or UCD payments cover all or part of the period during which benefits under the provision are paid, the sum of the two shall not exceed the payments provided for herein for said period.

Section 2

Personal necessity for which leave and benefits may be granted shall be determined in advance of the absence by the Company in consultation with the associate, unless an emergency dictates no advance notice.  In an emergency, the associate should call in as soon as possible.

ARTICLE XIII	JURY DUTY

Section 1

When summoned to jury duty, an associate who has one (1) or more years of seniority with the Company shall be paid the difference between jurors’ compensation and regular straight time wages for jury service, provided he/she exhibits to the Company his/her properly endorsed check and permit the Company to copy the check or voucher he/she received for such service.  This policy shall apply only in cases where an associate is summoned to jury duty in any Municipal County, State or Federal court, and shall not apply to voluntary jury duty, such as service on a coroner’s jury.

Associates must come to work on days when they are not required to be present for jury duty.  If an associate is excused from jury duty service and there a four (4) or more hours remaining in their work shift, on a scheduled workday, they shall immediately report for work to complete the remaining hours of this scheduled work shift.  In the event the associate does not return to work or it is a hardship (geographically, etc.), he/she may request incentive time or voluntary time off.

Section 2	Each associate is entitled to one trial over the duration of the agreement.

ARTICLE XIV	FUNERAL LEAVE

Section 1

In the event of a death in the immediate family of an associate who has one (1) or more years of seniority with the Company, he/she shall, upon request, be granted such time off with pay as is necessary to make arrangements for the funeral and attend same, not to exceed three (3) regularly scheduled working days if the funeral is held within the State of California, and not to exceed five (5) regularly scheduled working days, if the funeral is held outside the State of California.  The provision does not apply if the death occurs during the associate’s paid vacation, or while the associate is on leave of absence, layoff or sick leave.  Funeral leave covered in this section can not be refused.

Section 2

For the purpose of this Article, the immediate family shall be restricted to associate’s father, mother, brother, sister, spouse, child, mother-in-law, father-in-law, step-mother, step-father, grandparents, and grandchildren.

Section 3

Funeral leave applies only in instances in which the associate attends the funeral, or is required to make funeral arrangements, but is not applicable for other purposes such as settling the estate of the deceased.

ARTICLE XV	MISCELLANEOUS PROVISIONS

Section 1

No one but associates working under the jurisdiction of this agreement, with the exception of the Director of Transportation, or any company authorized representative acting in their respective capacities, shall accompany the drivers in their route.

Section 2

The Company may require associates to wear safety-related equipment or clothing depending on the nature of the work performed.  Such safety-related equipment or clothing will be issued at the Company’s expense.  Replacement will be provided by the Company on an “as needed-exchange basis”.  Lost or negligently damaged items will be replaced, however, the associate will be required to authorize payroll withholding to cover the cost thereof.

Section 3

Officers of the Association, will be allowed access to records for hours worked for the warehouse, drivers, and part-time associates.  Any such review will take place during Officer’s off-time and at a time convenient for the Human Resources Department.

Section 4

Associates are allowed representation and counseling.  All issues needing representation will take place during the associate in question scheduled work shift.  All other problems/issues will take place during off-hours.

Section 5	The Company agrees to authorize payroll deduction for collection of dues.

Section 6	Associates who leave the Association for any non-Association position will retain full seniority should he or she return to the Association within ninety (90) days.

ARTICLE XVI	NO STRIKE – NO LOCKOUT

Section 1

The Association agrees that during the term of this Agreement there shall be no strike, work stoppage, picketing, slowdown, withholding of work, or interference of any kind or nature with the operations of the Company in any manner the Association or individual associates.

Section 2

The Company agrees that during the term of this Agreement neither it nor its representatives will put in effect a lockout.  It is understood and agreed that a shutdown for economic reasons, or when cessation of work is due to circumstances beyond the Company’s control, shall not be considered a lockout.

ARTICLE XVII	JOB POSTING

Section 1

All Association jobs shall be posted for a period of seven (7) days to allow interested associates to apply for such jobs. Associates on sick leave or vacation for seven (7) days or less must be notified of posted position.  Postings will be placed at locations agreed by both parties.

Section 2

After the posting period for a job opening, the Company shall determine which associate is to receive the job opening on the basis of seniority.  It is understood and agreed that for part time Associate bidding on full-time job openings, the determination will be on the basis of qualifications, past work performance, and length of employment with the Company.

Section 3	All vacated posted jobs will be re-posted within five (5) working days. It is understood that some bid jobs will be added or eliminated during the course of the year.

Section 4

The Company and associates have a 90 day probation period to determine if associates will remain at the posted job.  If it is determined that the associate does not qualify, he will go back to the order selecting pool according to the level of seniority in the warehouse and the next associate in the line of seniority that signed the posting shall receive that posting.  Drivers will go back to relief.  The Company will show just cause based on performance.

Section 5	During the ninety (90) day probation, if another posting becomes available, the associate may not sign up for the open bid.

Section 6

Warehouse positions will re-bid yearly.  In 1998, the bidding process will begin in April with the bid effective in May.  Thereafter and for the life of the agreement, the bidding process will take place in December with the bid effective in January.  The Company may re-bid during the course of the year based upon business needs.

Any jobs posted within a thirty (30) day period following new bid will be open to associates by seniority.

Driver bids will occur every two years during the life of the agreement.  In 1998, the bidding process will begin in April with the bid effective in May.  Thereafter, the bidding process will take place in March with the bid effective that April.  It is understood that the store driver bids will fluctuate based on the stores selling cycles so changes will be made to the bid as needed.  The Company may re-bid during the course of the year based upon business needs.

Section 7	The warehouse order selection pool will be used to replace jobs that temporarily open up due to sickness, vacations, etc. It is understood that it is the Company’s decision whether to replace a bid during the course of the week.

ARTICLE XVIII	INSURANCE COVERAGE

Section 1

If the Company’s insurance carrier notifies the Company that it will not insure a driver at the normal and regular premium rate charged to the Company to insure all other Drivers, the Driver shall be placed in the Warehouse and pay rate.

Section 2

If a Driver’s driving privilege is suspended or revoked for other than driving under the influence, the Driver shall be placed in the warehouse order selection pool position and receive a pay rate based on his/her hours worked.

Section 3

If a Driver’s driving privilege is suspended or revoked for driving under the influence, or if the Company’s insurance carrier notifies the Company that it will not insure a Driver at the normal or regular premium wage charged to the Company to insure all other Drivers because of such a suspension or revocation for driving under the influence, the Driver shall be immediately terminated from the employment of the Company.

Section 4

Should the Company’s insurance carrier notify the Company that the insurability of a Driver is in jeopardy because of the Driver’s driving record, the Company shall caution, warn the Driver concerning such as requested by the insurance carrier.

Section 5	If the Company changes insurance carriers that have different standards or requirements, the Company shall ensure that all drivers are covered during the duration of this agreement.

ARTICLE XIX	EXAMINATIONS

Section 1

The Company and the Association recognize that the use of alcohol or drugs by the associate during work hours, being under the influence of alcohol or drugs when in the workplace, or to have alcohol or drugs present in associate’s system during work time, poses a serious problem and threat to the Company and to associate safety and therefore will not be condoned.

Section 2

The Company and Association reaffirm the applicability of the Company’s Alcohol and Drug Policy to associates covered by the Association Agreement and hereby incorporate said policy into this agreement by reference.

Section 3

Any associate of the Company considered for transfer into a job classification covered by the Association Agreement will be required to complete an alcohol and drug test and receive a negative test result prior to regular assignment to such a position.

Section 4

Associates covered by the Association Agreement being promoted from part-time status to full time status for job classification covered by the Association Agreement will be required to complete an alcohol and drug test and receive a negative result prior to and in conjunction with a pending promotion.

Section 5	Associates covered by the Association Agreement will be subject to random alcohol and drug testing when required by the Company.

Section 6

The Company will test for alcohol and/or any prohibited substance in associate’s system after every work incurred industrial accident or significant incident involving product or equipment damage or personal injury.

Section 7

It shall be cause for termination of employment for any associate covered by the Association Agreement to use alcohol or drugs during work hours for any associate to be under the influence of alcohol or drugs in the workplace or for any associate to test positive on any company required alcohol or drug test.

Section 8

If an associate comes forth and admits to a drug or alcohol problem, the company shall follow Federal or State guidelines to assist the associate in a recovery program without fear of termination.  It is understood that the associate must come forward before any incident involving reasonable cause for suspicion occurs or notification that random testing is to occur.

ARTICLE XX	DURATION OF AGREEMENT

Section 1	The provisions of the Agreement shall remain in full force and effect from June 5, 2002, through June 5, 2006, subject to the following terms and conditions.

Section 2

This Agreement may be reopened by either party for changes, amendment or termination to be effective at a date following the expiration of this Agreement by giving written notice to the other party, not less than sixty (60) days prior to the expiration date of this Agreement.  Failure of any party to give such sixty (60) days written notice will continue the Agreement for another year, and from year to year thereafter until and unless such written notice is given.

SMART & FINAL FOOD SERVICE DISTRIBUTORS

Dated: 7/11/02	By:	/s/ MARK CARTWRIGHT

Mark Cartwright, President

Dated: 7/10/02	By:	/s/ TOM KAISER

Tom Kaiser, Vice President-Human Resources

FOOD DISTRIBUTORS EMPLOYEES ASSOCIATION

Dated: 7/26/02	By:	/s/ FERNANDO VASQUEZ

Fernando Vasquez, President

Dated: 7/26/02	By:	/s/ REMO SERBO

Remo Serbo, Vice President

Dated: 7/26/02	By:	/s/ MARIO FLORES

Mario Flores, Treasurer

EXHIBIT A	CLASSIFICATION AND WAGES

Effective August 16, 1998, the Company will institute a night shift premium.  All warehouse and driver associates overlapping work on their regular scheduled bid between the hours of 11:00 P.M. and 3:00 A.M. will be entitled to a twenty-five cent ($.25) premium per hour.

CLASSIFICATION AND WAGES – EXHIBIT A

	Effective June 5, 2002	Effective June 5, 2003	Effective June 5, 2004	Effective June 5, 2005

Warehouse	$17.65	$18.05	$18.55	$19.05
Class A Driver	$19.65	$20.05	$20.55	$21.05
Class B Driver	$17.40	$17.80	$18.30	$18.80
*Yard Drivers must have a Class A License

Any driver pay incentive must be offered to all drivers who perform similar work.

CLASSIFICATION AND WAGES – EXHIBIT B

New Hires w/2+yrs experience WAREHOUSE HIRED After June 5, 2002		New Hires w2+yrs experience CLASS A DRIVER HIRED After June 5, 2002		New Hires w/2+yrs experience CLASS B DRIVERS HIRED After June 5, 2002

Hours Worked	Hourly Rate	Hours Worked	Hourly Rate	Hours Worked	Hourly Rate

0-2080	$13.00	0-2080	$16.00	0-2080	$13.00
2081-4160	$14.50	2081-4160	$17.00	2081-4160	$14.00
4161-6240	$16.00	4161-6240	$18.00	4161-6240	$15.00
6241+	Top Rate	6241+	Top Rate	6241+	Top Rate

New Hires without Experience WAREHOUSE HIRED After June 5, 2002		New Hires without experience CLASS A DRIVER HIRED After June 5, 2002		New Hires without Experience CLASS B DRIVERS HIRED After June 5, 2002

Hours Worked	Hourly Rate	Hours Worked	Hourly Rate	Hours Worked	Hourly Rate

0-2080	$11.00	0-2080	$15.00	0-2080	$12.00
2081-4160	$13.00	2081-4160	$16.50	2081-4160	$13.50
4161-6240	$15.00	4161-6240	$18.00	4161-6240	$15.00
6241+	Top Rate	6241+	Top Rate	6241+	Top Rate

Additional job classification:

Repack

Full time associates in the repack department (this does not include the produce quality associates) will be members of the Association and covered by this Agreement and all wage, benefit, and working policies and procedures provided under this Agreement.  Part time associates in the repack department will be covered by the wage rates provided by this Agreement.  The repack department includes the work completed at 2040 East Fremont Street.  The following will apply to repack associates:

•	Current full-time repack associates will go to the bottom of the full-time warehouse seniority list as of April 1, 1998.
•	Current part-time repack associates will go to the bottom of the part-time warehouse seniority list as of April 1, 1998.
•	Open bidding for the repack positions will start on January 1999 bid.

The full time and part time associates shall maintain their current wage rates as of April 1, 1998 and for each such associate their hours worked as of April 1, 1998 shall be deemed to be the lowest number of hours that would qualify that associate for his or her current wage pursuant to this Exhibit A.  Wage rates thereafter shall be determined pursuant to the Exhibit A according to the hours worked.